Exhibit 99.1

Investor Relations
John Wright
Director, Investor Relations
(952) 887-8865, invest@toro.com

Media Relations
Branden Happel
Manager, Public Relations
(952) 887-8930, pr@toro.com
www.thetorocompany.com

For Immediate Release

Toro Announces Multiple Cost Saving Measures in Response to Global Recession

BLOOMINGTON, Minn. (February 11, 2009) – The Toro Company (NYSE: TTC) today announced  that it will reduce its worldwide salaried and office workforce by approximately 100 employees to better align the company’s cost structure with the current economic and business environment. The company will offer assistance to employees affected by the workforce reduction in the form of severance, extended insurance coverage, and counseling and outplacement services to help with their transition.

“We had already taken a number of actions to adjust our cost structure to meet the expected challenges of fiscal 2009. Regrettably, we have reached the point where it is necessary to further reduce our workforce,” said Michael J. Hoffman, Toro’s chairman and chief executive officer. Combined with its previous actions of a voluntary retirement program and not filling open positions, the company will reduce its overall workforce by over 10 percent from the previous year.

The company also announced additional cost-saving actions that will impact remaining employees. Effective immediately, officers’ salaries will be reduced by 10 percent for fiscal 2009. Regularly scheduled salary increases for all employees will be suspended, and four furlough days will occur during the remainder of the year. Toro will continue to monitor production volumes and take appropriate actions in response to customer demand for its products.

About The Toro Company
The Toro Company (NYSE: TTC) is a leading worldwide provider of turf and landscape maintenance equipment, and precision irrigation systems. With sales of nearly $1.9 billion in fiscal 2008, Toro’s global presence extends to more than 140 countries through its reputation of world-class service, innovation and turf expertise. Since 1914, the company has built a tradition of excellence around a number of strong brands to help customers care for golf courses, sports fields, public green spaces, commercial and residential properties, and agricultural fields. More information is available at www.thetorocompany.com.
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